RISK FACTORS

Risks Relating to Our Business

Increased competition in the European banana market resulting from changes in the EU banana import regime implemented in 2006 has adversely affected our European business and our operating results, and will continue to do so.

In January 2006, the European Commission (‘‘EC’’), the governing body of the EU, implemented a new regime relating to the importation of bananas into the EU. It eliminated the quota and licensing arrangement that previously applied to the import of Latin American bananas and imposed a significantly higher tariff (€176/metric ton compared to €75/metric ton under the prior regime) on Latin American bananas. At the same time, it maintained a tariff preference for bananas from African, Caribbean and Pacific (‘‘ACP’’) sources (which in many cases are former EU colonies), by exempting the first 775,000 metric tons of ACP bananas from any tariffs. As of January 1, 2008, that tariff exemption applies to all ACP bananas.

For Chiquita, the tariff increase alone resulted in approximately $116 million of higher tariff costs in 2006 compared to 2005, partially offset by $41 million in savings resulting from the elimination of the need to purchase banana import licenses. Without quotas, increased volumes of bananas have been sold into the EU causing banana prices to decrease. As a result, in 2006 we experienced a decline of $110 million in banana pricing on a local basis in our core European markets, which primarily consist of the 27 member countries of the EU. Average banana prices in the EU were approximately 10% lower in the nine months ended September 30, 2007 and in 2006 on a local currency basis compared to prices in 2005, before the current import regime took effect.

To date, neither Chiquita nor the industry has been able to fully pass on tariff cost increases to customers or consumers. Although Europe is our most profitable market for bananas, and we continue to obtain a price premium relative to our competition on the Chiquita-branded bananas we sell in the EU, there can be no assurance that we will be able to maintain this premium. This market is subject to significant fluctuation in volume and pricing as a result of variations in supply and demand, competitive market dynamics, the weekly nature of pricing that is characteristic of sales to most retailers and wholesalers in this market, and other factors.

Several countries have taken steps to challenge this tariff regime as noncompliant with the EU’s World Trade Organization (‘‘WTO’’) obligations not to discriminate against, or raise restrictions on, bananas from Latin America. Between February and June 2007, four separate legal proceedings were filed in the WTO. Ecuador, Colombia, Panama, the United States, Nicaragua, Brazil, and others are now parties to, or formally supporting, one or more of the proceedings. Unless the cases are settled before the final rulings are issued, final decisions are expected no earlier than the summer of 2008. There can be no assurance that any of these challenges will result in changes to the EU regime.

The overall negative impact of the new tariff regime on us has been and is expected to remain substantial, despite our intent to maintain our price premium in the European market.

We may not realize the full benefits that we expect from our restructuring plan.

In October 2007, we began implementing a restructuring plan designed to improve profitability by consolidating operations and simplifying our overhead structure to improve efficiency, stimulate innovation and enhance focus on customers and consumers. The restructuring plan eliminated approximately 170 management positions worldwide (approximately 22% among manager, director and vice president levels, including 31% at the vice president level) and more than 700 other full-time positions, most of which were in two processing and distribution facilities to be closed during the first quarter of 2008. This program, which resulted in a charge of $26 million in the fourth quarter of 2007, including approximately $14 million of severance costs and approximately $12 million of asset write downs, is expected to generate savings in the range of $60-80 million annually. We cannot assure you that the implementation of the restructuring plan will generate all of the cost savings and other benefits that we expect. We also continue to face substantial industry cost increases that we may not be able to pass through to our customers in the form of higher contract prices, surcharges or both. Therefore, even if the anticipated cost savings benefits of our restructuring plan are achieved, a corresponding improvement in net income may not occur.

In connection with implementing the restructuring, we have made significant changes to our management structure and many employees have assumed new or expanded roles. In addition, certain employees have voluntarily left the company. In light of the restructuring or in connection with any future business changes we may make, key employees may need to gain experience in their new roles, may be distracted in carrying out their usual roles, and may decide to leave. We cannot assure you that the changes in management structure, both those resulting from the restructuring and those which were unanticipated, will yield a more effective or competitively advantageous operation.

Our inability to complete the proposed refinancing could adversely affect our business.

Our operating performance has previously required that we seek covenant relief under the leverage and fixed charge coverage ratio requirements of CBL’s senior secured credit facility. We are currently in compliance with the amended covenants in this facility. Additionally, as described under ‘‘Summary — Refinancing’’ and ‘‘Description of Other Indebtedness — Refinancing,’’ we have entered into a commitment letter with Rabobank to refinance CBL’s existing revolving credit facility and the remaining portion of the Term Loan C (following the completion of this offering and after applying the net proceeds therefrom) with new senior secured credit facilities that contain more flexible financial maintenance covenants. Although we expect to remain in compliance, if we are unable to complete the refinancing (or a comparable refinancing) and if our business performance deteriorates compared to current expectations, we could default under the covenants in our existing senior secured credit facility. If we were unable to obtain a waiver or an amendment, any such default could materially and adversely affect our results of operations and financial condition by, among other things, causing our indebtedness to be accelerated, prohibiting CBL from distributing cash to us to pay interest and principal on the notes, having a negative impact on our future sales to customers, inhibiting our ability to obtain favorable terms from vendors, and adversely impacting our ability to raise additional financing. Our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding indebtedness if accelerated upon an event of default, and there can be no assurance that we would be able to repay, refinance or restructure the payments on our indebtedness following any such default. There can be no assurance that we will be successful in completing a refinancing with more flexible covenants.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

The production of fresh produce is vulnerable to adverse weather conditions, which commonly occur but are difficult to predict. Our results of operations have in the past been significantly impacted by a variety of weather-related events. Lettuce, bananas and other produce can be affected by drought, temperature extremes, hurricanes, windstorms and floods; floods in particular may affect bananas, which are typically grown in tropical lowland areas. Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection or infestation, the type of treatment applied and climatic conditions. In the past, crop diseases have caused certain produce industries to replant entire areas and to change plant varieties, all at considerable costs in both capital investment and temporary lack of available supply.

Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and, in the case of farms we own or manage, increased costs to us due to expenditures for additional agricultural techniques or agrichemicals, the repair of infrastructure, and replanting to replace damaged or destroyed crops. If banana plantings are destroyed, approximately nine months are required from replanting to first harvest. In the event lettuce crops are damaged, the next harvest on the same acreage would be delayed at least 90 days. Incremental costs may also be incurred if we need to find alternate short-term supplies of bananas, lettuce or other produce from other growers;

such alternative supply may not be available, or may not be available in sufficient quantities or on favorable economic terms and we may be required to bear additional transportation costs to meet our obligations to customers.

Competitors may be affected differently by these factors. For example, hurricanes and tropical storms may impact industry participants differently based on the location of their production. If adverse conditions are widespread in the industry, they may restrict supplies and lead to an increase in spot market prices for the produce. This increase in spot market prices, however, may not impact customers that have fixed contract prices. Our geographic diversity in banana production and sourcing locations increases the risk that we could be exposed to weather or crop-related events that may impact our operations at any given time, but lessens the risk that any single major event would have a material adverse effect on us. Although we maintain insurance to cover certain weather-related losses and we attempt to pass on some of the incremental costs to customers through contract price increases or temporary price surcharges, there is no assurance that we will be able to do so in the future.

We operate in a highly competitive environment where the pricing of our products is substantially dependent on market forces, and we may not be able to pass on all of our increased costs to our customers.

Our customers are primarily retailers and wholesalers. In North America, these customers generally seek annual or multi-year contracts with suppliers that can provide a wide range of fresh produce. Continuing industry consolidation and other factors have increased the buying leverage of the major grocery retailers, both in the United States and in Europe. Average prices paid by our retail customers for bananas in North America declined by approximately 1.5% per year in the decade ending 2004, when we began to achieve higher year-on-year prices, through negotiated contract price increases and/or surcharges to cover higher fuel and other industry costs. However, industry costs have continued to rise substantially, and we have not consistently been able, and we may be unable in the future, to pass on cost increases to our customers. Bidding for contracts or arrangements with retailers, particularly large chain stores and other large customers, is highly competitive, and we may lose prior business or not be invited to bid for new business with some customers. Our competitors may elect to bid for contracts at prices that cover their direct, variable cost of goods sold but that do not fully offset the entirety of their fixed costs, in order to avoid larger losses that may result from inefficient use of infrastructure assets or the inability to sell produce.

Most of our fixed priced contracts are in the United States. Fixed price contracts can be disadvantageous because we may not be able to pass on unexpected cost increases when they arise and we may not be able to take advantage of short-term, market-driven price increases that may occur due to short supply or other factors. Where we do not have fixed price contracts, the selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market and the availability and quality of competing types of produce. In Europe, bananas are sold on the basis of weekly price quotes which fluctuate significantly due to supply conditions, seasonal trends, competitive dynamics and other factors. Excess industry supply of any produce item is unpredictable and may result in increased price competition. Produce items which are ready to be, or have been, harvested must typically be brought to market promptly in order to maximize recovery.

In the Salads and Healthy Snacks segment, approximately 25% and 26% of revenues for the nine months ended September 30, 2007 and 2006, respectively, were derived from quick-service restaurants and other foodservice customers, which are characterized by a high volume of sales and profit margins that are lower than for retail customers. The value-added salad industry also may be sensitive to national and regional economic conditions, and the demand for Fresh Express’s products has been adversely affected from time to time by economic downturns.

From time to time, our large retail customers may impose new or revised requirements upon their suppliers, including us. These business demands may relate to food safety, inventory practices, logistics or other aspects of the customer-supplier relationship. Some of our customers have indicated a desire to utilize radio frequency identification technology in an effort to improve tracking and management of product in their supply chain. In its current stage of development and usage, large-scale implementation of this technology could significantly increase our product distribution costs. Compliance with requirements imposed by customers may be costly and may have an adverse effect on our results of operations. However, if we fail to meet customer demands, we could lose customers, which could also have a material adverse effect on our results of operations.

Increases in commodity or raw product costs, such as fuel, paper, plastics and resins, could adversely affect our operating results.

A significant portion of the fresh produce that we market is purchased from independent producers and importers around the globe under arrangements ranging from formal long-term purchase contracts to informal market trading with unrelated suppliers. For the nine months ended September 30, 2007, approximately 70% of the bananas and all of the lettuce and other produce sourced by us were purchased from independent growers. Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations, changes in governmental regulations, agricultural programs, severe and prolonged weather conditions and natural disasters. Increased costs for purchased fruit and vegetables have in the past negatively impacted our operating results, and there can be no assurance that they will not adversely affect our operating results in the future.

The price of bunker fuel used in shipping operations, including for fuel used in ships that we charter, is an important variable component of transportation costs. Our fuel costs have increased substantially since 2003, and there can be no assurance that there will not be further increases in the future. In addition, fuel and transportation cost is a significant component of much of the produce that we purchase from growers or distributors, and there can be no assurance that we will be able to pass on to our customers the increased costs we incur in these respects. We enter into hedge contracts for bunker fuel used in our ocean shipping operations. These hedges permit us to lock in fuel purchase prices for up to three years and thereby minimize the volatility that changes in fuel prices could have on our operating results.  Approximately 65% of our expected core fuel needs in ocean shipping through January 2010 are hedged with bunker fuel swaps, which, based on market forward rates as of January 24, 2008, would provide fuel hedging gains of $18 million in 2008, $20 million in 2009, and $4 million in 2010, compared to $12 million in 2007.

The cost of paper is also significant to us because bananas and some other produce items are packed in cardboard boxes for shipment. If the price of paper increases, or the price of the fresh produce that we purchase increases due to paper cost increases, and we are not able to effectively pass these price increases along to our customers, then our operating income will decrease. Increased costs for paper have in the past negatively impacted our operating income, and there can be no assurance that these increased costs will not adversely affect our operating results in the future.

We expect significant year-on-year increases in industry and other costs in 2008.

Future acquisitions, strategic alliances and investments and other innovations may be costly and not achieve their intended goals, and they could distract our management, increase our expenses and adversely affect our business.

Our ability to execute successfully through innovation, new products, acquisitions and geographic expansion will determine the extent to which we are able to grow existing sales and volume profitably. If we are unsuccessful in these efforts, it may adversely affect our financial condition, results of operations and ability to grow our business or otherwise achieve our financial or strategic objectives. The following risks, in particular, may be applicable:

Risks relating to acquisitions and investments

•	Suitable acquisitions or investments may not be found or completed on terms that are satisfactory to us;

•	We may be unable to successfully integrate an acquired company’s personnel, assets, management systems and technology into our business; and

•	The benefits expected to be derived from an acquisition may not materialize and could be affected by numerous factors, such as regulatory developments, industry events, general economic conditions, increased competition and the loss of existing key personnel or customers.

Risks relating to innovation

In the area of innovation, we must be able to develop new products and enhance existing products that appeal to consumers and customers. This depends, in part, on the technological and creative skills of our personnel and on our intellectual property rights in both proprietary technology and protection of our brands. We may not be successful in the introduction, marketing and sourcing of any new products or product innovations, and we may not be able to develop and introduce in a timely manner innovations to our existing products that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

Risks relating to joint ventures and strategic alliances

We currently operate parts of our business, notably our Asian banana production and sales, through joint ventures with other companies, and we may enter into additional joint ventures and strategic alliances in the future. Joint venture investments may involve risks not otherwise present for investments made solely by us. For example, we may not control the joint ventures; joint venture partners may not agree to distributions that we believe are appropriate; joint venture partners may not observe their commitments; joint venture partners may have different interests than we have and may take action contrary to our interests; and it may be difficult for us to exit a joint venture after an impasse or if we desire to sell our interest.

Our international operations subject us to numerous risks, including U.S. and foreign governmental investigations and claims.

We have international operations in countries throughout the world, including in Central and South America, the Philippines and the Ivory Coast. These activities are subject to risks inherent in operating in those countries, including government regulation, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability, terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to us. Should such circumstances occur, we might need to curtail, cease or alter our activities in a particular region or country, we may not be able to establish or expand operations in certain countries, and we may be subject to fines or other penalties. Our ability to deal with these issues may be affected by applicable U.S. or other applicable law.

In June 2005, we announced that our management had become aware that certain of our employees had shared pricing and volume information with competitors in Europe over many years, in violation of European competition laws and company policies, and may have engaged in other conduct which did not comply with European competition laws or applicable company policies. We promptly stopped the conduct and notified the EC and other regulatory authorities of these matters. In July 2007, we received a Statement of Objections from the EC in relation to this matter. A Statement of Objections is a procedural document whereby the EC communicates its preliminary view in relation to a possible infringement of EU competition laws and allows the companies identified in the document to present arguments in response. In its Statement of Objections, the EC indicated its preliminary conclusion that an infringement of the European competition rules had occurred. We filed our response to the Statement of Objections with the EC in September 2007. An oral hearing, in which the companies identified in the Statement of Objections will have an opportunity to make oral presentations to the EC, is scheduled for February 4-6, 2008. A final EC decision will be issued following the oral hearing. We expect this decision to be issued sometime during the second or third quarter 2008, but there can be no assurance with respect to actual timing. As part of the broad investigation triggered by our voluntary notification, the EC is also conducting an investigation of certain alleged conduct in southern Europe in addition to the conduct that is the subject of the Statement of Objections. We are cooperating fully in that investigation.

Based on our voluntary notification and cooperation with the investigation, the EC notified us that we would be granted conditional immunity from any fines related to the conduct, subject to customary conditions, including our continuing cooperation with the investigation and a continued determination of our eligibility for immunity. Accordingly, we do not expect to be subject to any fines by the EC, including in connection with the pending additional investigation. However, if at the conclusion of its investigations, which could continue through 2008 or later, the EC were to determine, among other things, that we did not continue to cooperate or were not otherwise eligible for immunity, then we could be subject to fines, which, if imposed, could be substantial. We do not believe that the reporting of these matters or the cessation of the conduct has had or should in the future have any material adverse effect on the regulatory or competitive environment in which we operate.

In March 2007, we entered into a plea agreement with the U.S. Justice Department relating to payments made by our former Colombian subsidiary to a group designated under U.S. law as a foreign terrorist organization. Under the terms of the agreement, we pled guilty to one count of Engaging in Transactions with a Specially-Designated Global Terrorist Group and agreed to pay a fine of $25 million, payable in five equal annual installments with interest. In September 2007, the United States District Court for the District of Columbia approved the plea agreement, and we paid the first $5 million installment. The Justice Department had earlier announced that it would not pursue charges against any of our current or former executives. Pursuant to customary provisions in the plea agreement, the Court placed us on corporate probation for five years, during which time we must not violate the law and must implement and/or maintain certain business processes and compliance programs; violation of these requirements could result in setting aside the principal terms of the plea agreement, including the amount of the fine imposed. We recorded a charge of $25 million in our financial statements for the quarter and year ended December 31, 2006 and will have a corresponding $20 million liability recorded in our financial statements as of December 31, 2007.

From June to August 2007, three lawsuits were filed against us in U.S. federal courts in the District of Columbia, Florida, and New Jersey, claiming that we are liable for alleged tort violations committed in Colombia. On November 14, 2007, a substantially similar lawsuit was filed against us in the United States District Court for the Southern District of New York. The plaintiffs in all four lawsuits, either individually or as members of a putative class, claim to be family members or legal heirs of individuals allegedly killed or injured by armed groups that received payments from our former Colombian subsidiary. The plaintiffs claim that, as a result of such payments, we should be held legally responsible for the deaths of plaintiffs’ family members. The District of Columbia, Florida, and New Jersey suits seek unspecified compensatory and punitive damages, as well as attorneys’ fees and costs; the New Jersey suit also requests treble damages and disgorgement of profits, although it does not explain the basis of these demands. The New York action contains a specific demand of $10 million in compensatory damages and $10 million in punitive damages for each of the 394 alleged victims referenced in that suit. We believe the plaintiffs’ claims are without merit and intend to defend ourselves vigorously against the lawsuits.

In October 2007 three shareholder derivative lawsuits were filed against certain of our current and former officers and directors in state court in New Jersey and federal court in Ohio and the District of Columbia. In December 2007, two additional, substantially similar derivative actions were filed. All five complaints allege that the named defendants breached their fiduciary duties to us and/or wasted corporate assets in connection with the payments that were the subject of our March 2007 plea agreement with the Justice Department, described above. The complaints seek unspecified damages against the named defendants; two of them also seek the imposition of certain equitable remedies on us. The New Jersey state court action also asserts claims against our auditor, Ernst & Young LLP. None of the actions seek any monetary recovery from us.

On January 7, 2008, the claims in the New Jersey state court lawsuit against our current and former officers and directors were dismissed without prejudice. On January 15, 2008, the plaintiff refiled those claims in the United States District Court for the District of Columbia.

We continue to evaluate the complaints and any action which may be appropriate on our part.

We have learned that the Colombian Attorney General’s Office has commenced an investigation into payments to armed groups in Colombia, including payments made by our former Colombian subsidiary. We believe that we have at all times complied with Colombian law.

We have a substantial amount of goodwill and other intangible assets on our balance sheet; a substantial impairment of our goodwill or other intangible assets may adversely affect our operating results.

As of September 30, 2007, we had approximately $1.1 billion of intangible assets such as goodwill and trademarks, the value of which depend on a variety of factors, including the success of our business and earnings growth. This represents over 43% of the total assets on our balance sheet. Of that, $542 million, or 21% of total assets at September 30, 2007, was goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. Almost all of our goodwill is associated with the Fresh Express acquisition. Accounting standards require us to review goodwill at least annually for impairment. There can be no assurance that future reviews of our goodwill will not result in impairment charges. Although it does not affect cash flow, an impairment charge has the effect of decreasing our earnings and shareholders’ equity.

Our operations and products are regulated in the areas of food safety and protection of human health and the environment.

Our worldwide operations and products are subject to inspections by environmental, food safety, health and customs authorities and to numerous governmental regulations, including those relating to the use and disposal of agrichemicals, the documentation of food shipments and the traceability of food products. As these regulations continue to be revised and new laws enacted, they generally become more stringent and the cost to comply with them increases. We believe we are substantially in compliance with applicable regulations. However, actions by regulators in the past have required, and in the future may require, operational modifications or capital improvements at various locations. In addition, if violations occur, regulators can impose fines, penalties and other sanctions. The costs of these modifications, improvements, fines and penalties could be substantial.

We could be adversely affected by actions of regulators or if consumers lose confidence in the safety and quality of certain food products or ingredients, even if our practices and procedures are not implicated. For example, industry concerns regarding the safety of fresh spinach in the United States adversely impacted our Fresh Express operations in the third and fourth quarters of 2006 and continue to result in lower sales and unforeseen costs, even though Fresh Express products were not implicated in these issues. We may also elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products. The actual effect on us may depend on a number of factors, including the nature and extent of any issues giving rise to regulators’ actions or consumer concerns, the involvement of our products, if any, and specific actions taken or conclusions reached by regulators.

We are subject to the risk of product liability claims; claims or other events or rumors relating to the ‘‘Chiquita’’ or ‘‘Fresh Express’’ brands could significantly impact our business.

The sale of food products for human consumption involves the risk of injury to consumers. While we believe we have implemented practices and procedures in our operations to promote high-quality and safe food products, we cannot be sure that consumption of our products will not cause a health-related illness or injury in the future or that we will not be subject to claims or lawsuits relating to such matters. In addition to bananas and value-added salads, our healthy snacking and bottled juice products and our fresh juice bars subject us to risks relating to food safety and product liability.

Although we maintain product liability insurance in an amount which we believe to be adequate, claims or liabilities of this nature might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others or they might exceed the amount of our insurance coverage. In addition, large retail customers often require us to indemnify them for claims made by consumers who have purchased our products, regardless of whether the claim arises from our handling of the product.

Consumer and institutional recognition of the ‘‘Chiquita’’ and ‘‘Fresh Express’’ trademarks and related brands and the association of these brands with high-quality and safe food products, as well as responsible business practices, are an integral part of our business. The occurrence of any events, rumors or negative publicity regarding the quality and safety of our food products or our business practices, even if baseless, may adversely affect the value of our brand names and the demand for our products.

Increased shipping costs or an extended interruption in our ability to ship our products could materially affect our operating results.

We ship our bananas and some of our other fresh produce in vessels chartered by us through an alliance formed by Eastwind Maritime Inc. and NYKCool AB, as well as, through third parties. We entered into the alliance formed by Eastwind Maritime Inc. and NYKCool AB in June 2007. We may not continue to achieve the level of service we are seeking through the alliance. There can be no assurance that the alliance will partner creatively with us in the future as our business and logistics needs evolve.

Ship charter rates have been increasing in recent years. When we sold our shipping fleet in 2007, we chartered back the 12 previously-owned ships on a long-term basis, along with seven additional ships on two- or three-year terms. We charter ships on a short-term basis to transport approximately 10% of our banana shipments, and for those ships, as needed, we must pay market charter rates.

From time to time, we have experienced interruptions in our shipping, for reasons such as mechanical breakdown or damage to a ship, strikes at ports, port damage and weather-related disruptions. Terrorist activities could also lead to damage to ports, ships or shipping routes. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption, an extended interruption in our ability to ship and distribute our products could have a material adverse effect on us.

Labor issues can increase our costs or disrupt our operations; pressure to increase union representation could adversely affect our operations, and changes in immigration laws could impact the availability of produce purchased from third-party suppliers.

Approximately 12,000 of our employees working in Central America are covered by 22 labor contracts. Approximately 1,800 of our Fresh Express employees, all of whom work in the United States, are covered by six labor contracts. Sixteen of these 22 Latin American labor contracts, covering approximately 10,000 employees, and three of the six Fresh Express labor contracts, covering approximately 500 Fresh Express employees, are currently being negotiated and/or expire in 2008. There can be no assurance that we will be able to successfully renegotiate these contracts on commercially reasonable terms.

We are exposed to the risks of strikes or other labor-related actions in both our owned operations and those of independent growers or service providers supplying us. Such strikes or other labor-related actions sometimes occur upon expiration of labor contracts or during the term of the contracts for other reasons. We have experienced labor stoppages and strikes. These have in the past and may in the future result in increased costs and, in the case of agricultural workers, decreased crop quality. When prolonged strikes or other labor actions occur in agricultural production, growing crops may be significantly damaged or rendered un-harvestable as a result of the disruption of irrigation, disease and pest control and other agricultural practices. In addition, our non-union workforce, particularly at Fresh Express in the United States, has been subject to union organization efforts from time to time, and we could be subject to future unionization efforts. While we respect freedom of association, increased unionization of our workforce could increase our operating costs or constrain our operating flexibility.

Fresh Express purchases lettuce and other salad ingredients from many third parties that grow these products in the United States. The personnel engaged for harvesting operations typically include significant numbers of immigrants. The availability and number of these workers is subject to decrease if there are changes in U.S. immigration laws. The scarcity of available personnel to harvest agricultural products purchased by Fresh Express in the U.S. could increase our costs for those products or could lead to product shortages.

Fluctuations in currency exchange rates may adversely impact our financial results.

Our operations involve transactions in a variety of currencies. Sales denominated in foreign currencies primarily involve the euro, and costs denominated in foreign currencies primarily involve several Latin American currencies and the euro. Accordingly, our operating results may be significantly affected by fluctuations in currency exchange rates. Approximately 55%, 55%, 65% and 70% of our total sales were in Europe in the first nine months of 2007 and in 2006, 2005 and 2004, respectively. Should the euro weaken against the U.S. dollar, there can be no assurance that we will be able to offset any unfavorable currency movement with an increase to our euro pricing for bananas and other fresh produce. Our inability to do so could have a substantial negative impact on our operating results and cash flow. We enter into contracts to hedge our risks associated with euro exchange rate movements, primarily to reduce the negative earnings and cash flow impact that any significant decline in the value of the euro would have on the conversion of net euro-based cash flow into U.S. dollars. Our total cost of euro hedging is expected to be approximately $13 million in 2008 compared to $19 million in 2007. Approximately 70% of our estimated 2008 net euro cash flow exposure is hedged at an average put option strike rate of $1.40 per euro.